Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 31, 2015	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2015 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA – WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $322 thousand or $0.16 per diluted share, for the three months ended June 30, 2015 as compared to $279 thousand or $0.14 per diluted share for the same period in 2014. The $43 thousand increase in net income during the three months ended June 30, 2015 was primarily attributable to a $42 thousand increase in net interest income, a $36 thousand decrease in non-interest expense, and a $7 thousand increase in non-interest income, which were partially offset by a $33 thousand increase in income tax expense, and a $33 thousand increase in the provision for loan losses. The increase in net interest income during the three months ended June 30, 2015 was attributable to a $33 thousand increase in interest income and a $9 thousand decrease in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding and investment securities, and a higher yield earned on Federal Home Loan Bank (“FHLB”) stock, which were partially offset by lower average balances of U.S. Government agency mortgage-backed securities, and lower yields earned on the Company’s investment, mortgage-backed securities, and loan portfolios, when compared to the same period in 2014. The higher average balances of loans outstanding was attributable to increased loan originations in excess of repayments, while the increase in the average balance of investment securities was the result of a reallocation of funds into the Company’s investment portfolio from repayments on the Company’s U.S. Government agency mortgage-backed securities sector. The decrease in interest expense was primarily attributable to lower average balances of time deposits, FHLB long-term fixed-rate advances and FHLB short-term advances, which were partially offset by higher average balances of FHLB long-term variable-rate advances, and higher rates paid on FHLB long-term variable-rate advances and FHLB short-term advances, when compared to the same period in 2014. The decrease in non-interest expense was primarily attributable to decreases in legal expenses related to non-performing loans, provisions for off-balance sheet (loan origination) commitments, which were partially offset by increases in employee related costs and data processing expenses during the three months ended June 30, 2015, when compared to the same period in 2014. The increase in non-interest income for the three months ended June 30, 2015 was primarily due to increases in ATM and debit card related costs, when compared to the same period in 2014. The increase in the provision for loan losses was primarily attributable to an increase in Company’s loan portfolio. The increase in income tax expense was primarily due to higher levels of taxable income.

Net income for the fiscal year ended June 30, 2015 totaled $1.3 million or $0.66 per diluted share, as compared to $920 thousand or $0.45 per diluted share for the same period in 2014. The $427 thousand increase in net income during the fiscal year ended June 30, 2015 was primarily attributable to a $759 thousand increase in net interest income, and a $27 thousand increase in non-interest income, which were partially offset by a $427 thousand increase in income tax expense, a $143 thousand increase in the provision for loan losses and a $31 thousand increase in non-interest expense. The increase in net interest income during the fiscal year ended June 30, 2015 was attributable to a $557 thousand increase in interest income and a $202 thousand decrease in interest expense. The increase in interest income was primarily attributable to higher yields earned and higher average balances of the Company’s FHLB stock and U.S. Government agency mortgage-backed securities, and higher average balances of loans outstanding, U.S. Government agency bonds, and taxable municipal bonds, which were partially offset by lower average balances of investment-grade corporate bonds and lower yields earned on the Company’s loan portfolio, investment-grade corporate bonds, and U.S. Government agency bonds. The increase in the yields earned on the Company’s

FHLB stock was primarily attributable to a $145 thousand special dividend paid by FHLB Pittsburgh. The increases in the average balances of U.S. Government agency mortgage-backed securities and bonds, and taxable municipal bonds were attributable to a reallocation of funds into these sectors of the Company’s investment portfolio from repayments on the Company’s investment-grade corporate bond sector. The increase in the average balance of loans outstanding was attributable to increased loan originations in excess of repayments. The decrease in interest expense was primarily attributable to decreases in the average balances of FHLB long-term fixed-rate advances, FHLB short-term advances, and time deposits, and lower rates paid on FHLB long-term fixed-rate advances, which were partially offset by higher average balances of FHLB long-term variable-rate advances and higher rates paid on FHLB short-term advances, and time deposits. The increase in income tax expense was primarily attributable to higher levels of taxable income during the fiscal year ended June 30, 2015, when compared to the same period in 2014. The increase in non-interest income for the fiscal year ended June 30, 2015, was primarily attributable to the absence of impairment losses on private-label mortgage-backed securities, and increases in ATM and debit card related income and earnings on bank-owned life insurance, which were partially offset by a decrease in service charges on deposits. The increase in the provision for loan losses was primarily attributable to an increase in the Company’s loan portfolio during the fiscal year ended June 30, 2015, and the absence of a $109 thousand credit provision on a paid off non-performing loan which was recorded in the fiscal year ended June 30, 2014. The increase in non-interest expense was primarily attributable to increases in ATM and debit card related expenses, compensation related costs, and provisions for off-balance sheet (loan origination) commitments, which were partially offset by recoveries of legal fees related to a paid off non-performing home equity line of credit, a decrease in federal deposit insurance premiums, and decreases in charitable contributions eligible for PA tax credits and occupancy and equipment costs, for the fiscal year ended June 30, 2015, when compared to the same period in 2014.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

--TABLES ATTACHED--

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2015 (Unaudited)	June 30, 2014 (Unaudited)
Total assets	$329,716	$309,940
Cash and Cash Equivalents	3,573	1,360
Certificates of Deposits	350	598
Investment securities available-for-sale	66,916	28,387
Investment securities held-to-maturity	36,618	22,047
Mortgage-backed securities held-to-maturity	162,639	215,335
Net loans receivable	46,163	29,724
Deposits	138,928	141,859
FHLB advances: long-term, fixed-rate	12,500	12,500
FHLB advances: long-term, variable-rate	105,305	99,196
FHLB advances: short-term	37,830	23,626
Equity	32,043	31,788
Book value per share – Common Equity	15.70	15.45
Book value per share – Tier I Equity	15.93	15.66
Annualized Return on average assets	0.43%	0.30%
Annualized Return on average equity	4.23%	2.87%
Tier I leverage ratio	10.03%	10.17%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2015	2014	2015	2014
Interest income	$1,581	$1,548	$6,378	$5,821
Interest expense	298	307	1,155	1,357
Net interest income	1,283	1,241	5,223	4,464
Provision for loan losses	18	9	70	(73)
Net interest income after provision for loan losses	1,265	1,232	5,153	4,537
Non-interest income	143	136	558	531
Non-interest expense	909	945	3,706	3,675
Income before income tax expense	499	423	2,005	1,393
Income taxes	177	144	658	473

NET INCOME	$322	$279	$1,347	$920

EARNINGS PER SHARE:
Basic	$0.16	$0.14	$0.66	$0.45
Diluted	$0.16	$0.14	$0.66	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,049,790	2,057,888	2,050,442	2,057,920
Diluted	2,049,790	2,057,888	2,050,442	2,057,920